Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Editas Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	3,422,637 shares (2)	$14.84 (5)	$50,791,933.08 (5)	$92.70 per $1,000,000	$4,708.42
Equity	Common Stock, $0.0001 par value per share	Other	96,920 shares (3)	$38.53 (6)	$3,734,327.60 (6)	$92.70 per $1,000,000	$346.18
Equity	Common Stock, $0.0001 par value per share	Other	46,845 shares (4)	$14.84 (5)	$695,179.80 (5)	$92.70 per $1,000,000	$64.45
Total Offering Amounts					$55,221,440.48		$5,119.05
Total Fee Offsets							—
Net Fee Due							$5,119.05

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 2,738,110 additional shares issuable under the 2015 Stock Incentive Plan and (ii) 684,527 additional shares issuable under the 2015 Employee Stock Purchase Plan.
(3)

Consists of (i) 52,718 shares issuable under an inducement stock option award pursuant to an inducement stock option agreement entered into by the Registrant with Mark Shearman, the Registrant’s Chief Scientific Officer, which was granted on June 14, 2021, and (ii) 44,202 shares issuable under an inducement stock option award pursuant to an inducement stock option agreement entered into by the Registrant with Chi Li, the Registrant’s Chief Regulatory Officer, which was granted on June 14, 2021, each in accordance with Nasdaq Listing Rule 5635(c)(4).

(4)

Consists of (i) 32,701 shares issuable under an inducement restricted stock unit award pursuant to an inducement restricted stock unit agreement entered into by the Registrant with Mark Shearman, which was granted on June 14, 2021 and (ii) 14,144 shares issuable under an inducement restricted stock unit award pursuant to an inducement restricted stock unit agreement entered into by the Registrant with Chi Li, which was granted on June 14, 2021, each in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 23, 2022 for (i) the additional shares issuable under the 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan, and (ii) the 46,845 shares issuable under the inducement restricted stock unit awards for Mark Shearman and Chi Li.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the exercise price per share of the 96,920 shares issuable under the inducement stock option awards for Mark Shearman and Chi Li.